EXHIBIT 99.1

Nile Therapeutics Announces Dosing of First Heart Failure Patient in Phase Ib Study of CD-NP

BERKELEY, Calif., Feb. 6 /PRNewswire-FirstCall/ — Nile Therapeutics, Inc. (OTC Bulletin Board: NILT), today announced that the first heart failure patient has been dosed in its Phase Ib, multi-center, open-label, ascending dose clinical study of the company’s lead product candidate, CD-NP, a novel chimeric natriuretic peptide, in development for the treatment of acute decompensated heart failure.

“We are very excited that dosing has begun in this important dose-escalation study of CD-NP in heart failure patients,” said Peter Strumph, Chief Executive Officer of Nile. “CD-NP has the potential to fill a large unmet medical need in the treatment of heart failure. This trial provides us our first opportunity to assess the drug’s activity in heart failure patients, and to further build on our understanding of the molecule’s mechanism of action.”

The primary objectives of the study are to assess the safety and tolerability of intravenous infusions of CD-NP in patients with heart failure. Safety assessments include measurement of blood pressure, heart rate, serum potassium and kidney function as calculated by glomerular filtration rate (GFR). Clinical assessments include urine flow rate, sodium excretion rate and plasma cGMP, a secondary messenger of the target receptor. The trial is expected to enroll up to approximately 35 patients. Results from the trial are expected to be available in 2008.

About CD-NP

CD-NP is a rationally-designed synthetic peptide that combines selected components of naturally occurring natriuretic peptides to create a novel, NPR- B agonist which has a favorable pharmacological profile with potent renal enhancement and cardiac unloading properties, but minimal hypotensive effects. Data from Nile’s recently completed Phase Ia study in 22 healthy volunteers was consistent with several pre-clinical findings, including that CD-NP was associated with increased levels of plasma cGMP, a secondary messenger of the target receptor, preserved renal function, increased natriuresis and diuresis with no effect on mean arterial pressure.

About Heart Failure

Heart failure is a chronic condition in which the heart cannot effectively pump enough blood to the body’s other organs. Heart failure is the fastest- growing clinical cardiac disease in the United States, affecting 5 million Americans. In the U.S., more than $30 billion is spent each year to treat heart failure. Approximately 1 million patients in the U.S. each year are hospitalized with acute decompensated heart failure (ADHF). These ADHF patients face high rates of morbidity and mortality following hospital discharge, with 6-month hospital re-admission and 12-month mortality rates of 50% and 33%, respectively.(*)

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical need. Nile is initially focusing its efforts on developing its lead compound, CD-NP, a novel chimeric peptide in Phase I studies for the treatment of acute decompensated heart failure, and 2NTX-99, a small molecule, pre-clinical, anti-atherothrombotic agent with nitric oxide donating properties. A key component of the Company’s strategy is to acquire the global rights to additional compounds to expand its portfolio. More information on Nile can be found at www.nilethera.com.

Contact:

Daron Evans

Chief Financial Officer

Nile Therapeutics, Inc.

510-281-7700

info@nilethera.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, outlook, milestones, the success of Nile’s product development, future financial position, future financial results, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the reports we file with Securities and Exchange Commission, including the “Risk Factors” section of our Prospectus filed pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission on November 15, 2007. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

*	American Heart Association. “Heart Disease and Stroke Statistics: 2007 Update”